UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: March 1, 2019

(Date of earliest event reported)

CLS Holdings USA, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-55546

Nevada	45-1352286
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
11767 South Dixie Highway, Suite115, Miami, Florida 33156
(Address of principal executive offices, including zip code)

 (888) 438-9132

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement.

On March 1, 2019, CLS Holdings USA, Inc. (the “Company”) entered into a two-year employment agreement with Mr. Andrew Glashow, a director of the Company, to serve as the Company’s President and Chief Operating Officer. The material terms of the agreement are set forth in Item 5.02 of this Current Report on Form 8-K, which disclosures are incorporated into this item by reference.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Mr. Glashow, 55, a director of the Company since 2017, was appointed to serve as our President and Chief Operating Officer commencing on March 1, 2019. Mr. Glashow has served as a partner in Star Associates, LLC, a corporate finance firm specializing in the placement of capital for small and emerging growth companies, since March 2018. Prior to forming Star Associates, Mr. Glashow was a founding partner of New World Merchant Partners LLC, a capital markets and business advisory firm, and served as a Managing Director since its inception in September 2009. Mr. Glashow is an investment banker specializing in microcap transactions in the $5 million to $50 million range. He has in excess of twenty-five years of experience in the capital markets and in all phases of business start-up and growth, including feasibility studies, business plans, equity and debt funding, private placements, reverse mergers and IPOs. Mr. Glashow has worked with many investment banking firms and maintains close relationships with decision makers at several of them. Mr. Glashow has served as CEO and President of multiple companies that he helped capitalize. Mr. Glashow is a graduate of the University of New Hampshire’s Whitemore School of Business and Economics.

Effective March 1, 2019, the Company and Mr. Mr. Glashow entered into a two-year employment agreement and Mr. Glashow commenced serving as the Company’s President and Chief Operating Officer. Under the agreement, Mr. Glashow is entitled to receive an annual salary of $175,000. Further, he is entitled to receive a performance bonus equal to 1% of our annual EBITDA, and annual restricted stock awards in an amount equal to 1% of our annual EBITDA. Additionally, Mr. Glashow is entitled to a one-time signing bonus of 500,000 shares of our restricted common stock, half of which shall vest on March 1, 2020, and half of which shall vest on March 1, 2021. Effective March 1, 2019, and in connection with the employment agreement, Mr. Glashow and the Company entered into a Confidentiality, Non-Compete and Proprietary Rights Agreement. Pursuant thereto, Mr. Glashow agreed (i) not to compete with us during the term of his employment and for a period of one year thereafter, (ii) not to release or disclose our confidential information, and (iii) to assign the rights to all work product to us, among other terms.

On July 24, 2018, we awarded Star Associates, LLC, a limited liability company owned by Mr. Glashow, a cash payment in the amount of $250,000 and 700,000 shares of our restricted common stock in recognition of Mr. Glashow’s efforts, through Star Associates, in successfully assisting us in negotiating and obtaining the financing necessary to acquire Alternative Solutions, LLC.

Item 8.01 Other Events.

On March 5, 2019, the Company issued a press release announcing that it had appointed Andrew Glashow as the Company’s President and Chief Operating Officer. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)      Exhibits

Exhibit No.	Description

10.1	Employment Agreement dated March 1, 2019 between CLS Holdings USA, Inc. and Andrew Glashow.

99.1	Press Release dated March 5, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLS HOLDINGS USA, INC.

Date: March 7, 2019	By:	/s/ Jeffrey I. Binder
Jeffrey I. Binder Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement dated March 1, 2019 between CLS Holdings USA, Inc. and Andrew Glashow.

99.1	Press Release dated March 5, 2019.